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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2005 (September 7, 2005 as to the effects of the restatement discussed in Note 28) relating to the consolidated financial statements of Ameriserv Financial, Inc. as of and for the year ended December 31, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatements discussed in Note 28, appearing in the Annual Report on Form 10-K/A (Amendment No. 1) of Ameriserv Financial for the year ended December 31, 2004. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania

October 14, 2005